EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MELA SCIENCES, INC.
MELA Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),
DOES HEREBY CERTIFY THAT:
FIRST:  The Board of Directors (the "Board") of MELA Sciences, Inc. (the "Corporation") duly adopted the following resolution setting forth a proposed amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 3, 1997 and most recently amended and restated on April 30, 2010 and was amended pursuant to that certain Certificate of Amendment of Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on July 9, 2014 and that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Corporation originally filed with the Secretary of State of the State of Delaware on July 22, 2014.  The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the first paragraph of Article III of the Corporation's Fifth Amended and Restated Certificate of Incorporation (the "Charter") is hereby amended and restated to provide as follows (the "Charter Amendment"):
"The total number of shares of stock that the Corporation shall have authority to issue is 160,000,000 shares, consisting of 150,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.10 par value per share.".
SECOND: Pursuant to a resolution adopted by the Board, the Corporation submitted the proposed amendment to the stockholders entitled to vote for approval in accordance with the DGCL, and the holders of a majority of the outstanding stock of the Corporation entitled to vote on the amendment voted in favor of the amendment.
THIRD:  The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 30th day of September, 2015.

MELA SCIENCES, INC.
By:	/s/ Robert W. Cook
Name:	Robert W. Cook
Title:	Chief Financial Officer